Filed Pursuant to Rule 424(b)(5)
Registration No. 333-159750

Prospectus Supplement

(To Prospectus dated October 29, 2009)

NetLogic Microsystems, Inc.

700,400 Shares

Common Stock

We are offering directly to investors 700,400 shares of our common stock.

Our common stock is traded on the Global Select Market of the NASDAQ Stock Market under the symbol “NETL.” On December 18, 2009, the last reported sale price of our common stock was $46.91 per share.

Investing in our common stock involves risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$42.45	$29,731,980
Proceeds, before expenses, to NetLogic Microsystems, Inc.	$42.45	$29,731,980

The date of this prospectus supplement is December 18, 2009.

You should rely only on the information contained in the prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are offering our common stock only in jurisdictions where such offers are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement, or of any sale of our common stock.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in the prospectus. We have not authorized anyone to provide you with information that is different. We are offering our common stock only in jurisdictions where such offers are permitted. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred to you in “Where You Can Find More Information,” below.

You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates, or that the information contained in any document incorporated by reference in this prospectus is accurate as of any date other than the date on which that document was filed with the Securities and Exchange Commission, or SEC.

We are not making an offer to sell the common stock in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering and sale of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute an offer of, or an invitation to purchase, any shares of common stock in any jurisdiction in which such offer or invitation would be unlawful.

In this prospectus supplement, “NetLogic,” “we,” “us,” and “our” refer to NetLogic Microsystems, Inc. and our subsidiaries on a consolidated basis.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information related to our business. Since it is a summary, this section may not contain all the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the “Risk Factors” section. You should also read our “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” financial statements and the accompanying notes and the pro forma financial statements and accompanying notes, all of which are incorporated by reference, in the accompanying prospectus before making an investment decision.

Our Business

We are a semiconductor company that designs, develops and sells proprietary high-performance processors and high-speed integrated circuits that are used by original equipment manufacturers (OEMs) in routers, switches, wireless infrastructure equipment, network security appliances, datacenter servers, network access equipment and network storage devices to accelerate the delivery of voice, video, data and multimedia content for advanced enterprise, datacenter, communications and mobile wireless networks. Through the business we recently acquired from RMI Corporation (as discussed below), we also design and develop high performance, power-optimized processor solutions for several target markets: infrastructure equipment, enterprise systems, security and storage appliances, data center systems and industrial and connected media devices.

The products and technologies we have developed and acquired are targeted to enable our customers to develop systems that support the increasing speeds and complexity of the Internet infrastructure. We believe there is a growing need to include knowledge-based processors and high speed integrated circuits in a larger number of such systems as networks transition to all Internet Protocol (IP) packet processing at increasing speeds.

We sell our products primarily to OEMs that supply networking equipment for the Internet infrastructure, which consists of various networking systems that process packets of information that enable communication between the networking systems. The networking systems include routers, switches, application acceleration equipment, network security appliances, network access equipment and networked storage devices that are utilized by networking systems such as:

•	core networks, for long-distance city-to-city communications which may span hundreds or thousands of miles;

•	enterprise networks, for internal corporate communications, including access to storage environments;

•	datacenter networks, for high-density server farms;

•	metro networks, for intra-city communications which may span several miles;

•	edge networks, which link core, metro, enterprise and access networks; and

•	access networks, which connect individual users to the edge network.

Sales of networking equipment have increased overall during the past five years, as the Internet has continued to grow and evolve to accommodate the continued growth in the amount of digital media content available and provide converged support for the quad-play applications of voice, data, video and mobility over a single unified Internet Protocol, or IP, infrastructure. These applications include:

•	Internet Protocol Television, or IPTV;

•	Video on demand, or VoD;

•	Voice transmission over the Internet, or VoIP;

•	On-line gaming;

•	Filtering of malware (e.g., virus, spyware and spam) and intrusion attempts;

•	Music, picture and video file downloading and sharing;

•	Email communications;

•	E-commerce;

•	Music, picture and video file downloading and sharing to mobile devices such as cell phones and portable music/video devices; and

•	Internet Web-surfing and video portal viewing delivered over the IP infrastructure to cell phones and other mobile devices.

As a fabless semiconductor company, our business is less capital intensive than others because we rely on third parties to manufacture, assemble, and test our products. In general, we do not anticipate making significant capital expenditures aside from business acquisitions that we might make from time to time. Because we purchase all wafers from suppliers with fabrication facilities and outsource the assembly and testing to third party vendors, a significant portion of our costs of revenue consists of payments to third party vendors. We do not have long-term agreements with any of our suppliers and rely upon them to fulfill our orders.

On July 17, 2009, we completed the acquisition of the network search engine business from Integrated Devices Technology, Inc., which we refer to as the IDT NSE acquisition. The acquisition was accounted for as a business combination during the third quarter of fiscal 2009. Upon the closing of the transaction, we paid $100.0 million in cash, subject to a price adjustment based on a determination of the actual amount of inventory received. In October 2009, we received $1.8 million from IDT based on the final determination of the actual inventory received.

On October 30, 2009, we completed the acquisition of RMI Corporation, or RMI, a provider of high-performance and low-power multi-core, multi-threaded processors. Pursuant to the Agreement and Plan of Merger Reorganization by and among us, Roadster Merger Corporation, RMI Corporation and WP VIII Representative LLC dated as of May 31, 2009, or the merger agreement, on October 30, 2009, Roadster Merger Corporation was merged with and into RMI, which now is our wholly-owned subsidiary, and we delivered merger consideration of approximately 5.0 million shares of our common stock and $12.6 million cash to the paying agent for distribution to the holders of RMI capital stock. Approximately 10% of the shares of our common stock are being held in escrow as security for claims and expenses that might arise during the first 12 months following the closing date.

We may be required to pay up to an additional 1.6 million shares of common stock and $15.9 million cash to the former holders of RMI capital stock as earn-out consideration based upon achieving specified percentages of revenue targets for either the 12-month period from October 1, 2009 through September 30, 2010, or the 12-month period from November 1, 2009 through October 31, 2010, whichever period results in the higher percentage of the revenue target. The additional earn-out consideration, if any, net of applicable indemnity claims, will be paid on or before December 31, 2010.

We organized our business in 1995 as a California limited liability company and incorporated in Delaware in 2000. Our principal executive offices are located at 1875 Charleston Road, Mountain View, CA 94043. Our telephone number at that address is (650) 961-6676.

THE OFFERING

Common stock offered by NetLogic Microsystems, Inc.	700,400

Common stock to be outstanding after this offer	28,576,619

Use of proceeds	We intend to use all the net proceeds we receive from our sale of shares in this offering to pay down the outstanding balances under our credit agreement with a bank syndication led by Silicon Valley Bank and for general corporate purposes. See “Use of Proceeds” below.

NASDAQ National Market symbol	NETL

Risk Factors	See “Risk Factors” beginning on page S-5 for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

The number of shares of our common stock to be outstanding after this offering is based upon 27,876,219 shares outstanding as of November 30, 2009. This number does not include:

•	2,390,537 shares of common stock issuable upon exercise of outstanding exercisable stock options with a weighted average exercise price of approximately $22.37 per share;

•	1,991,993 shares of common stock issuable upon exercise of outstanding stock options that are not exercisable;

•	2,471,113 shares of common stock issuable upon vesting of outstanding restricted stock unit awards;

•	737,997 shares of common stock available for future issuance under our stock option plans; and

•	186,613 shares of common stock available for sale under our employee stock purchase plan.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement or the accompanying prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, those incorporated by reference under “Risk Factors” below.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or similar terms.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors incorporated by reference under the heading “Risk Factors” below and a variety of other factors, including, without limitation, statements about our future business operations and results, the market for our technology, our strategy and competition.

Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus supplement or the accompanying prospectus may not occur.

RISK FACTORS

An investment in our common stock is risky. Prior to making a decision about investing in our common stock, you should carefully consider the risks discussed below, together with all of the other information contained in this prospectus supplement and the accompanying prospectus, or otherwise incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described below or in our filings with the Securities and Exchange Commission or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS

We have grown rapidly, and a failure to manage any continued growth could reduce our potential revenue and could negatively impact our future operating results.

In 2009, we completed two major acquisitions. In order to successfully implement our overall growth strategies, we will need to carefully and efficiently manage our planned expansion. Among other things, this will require us to continue to:

•	improve our products technology and develop new technologies;

•	implement and manage new marketing and distribution channels to penetrate different and broader markets for our products;

•	manage an increasing number of complex relationships with our customers, wafer foundries and other third parties;

•	monitor and improve our operating systems, procedures and financial controls on a timely basis;

•	retain existing, and hire additional, key management and technical personnel; and

•	expand, train and manage our workforce and, in particular, our development, sales, marketing and support organizations.

We may not be able to adequately manage our growth or meet the foregoing objectives. A failure to do so could jeopardize our future revenue and cause our stock price to decline. Also, our ability to execute our business plan and grow our business will be heavily dependent on our management team’s ability to work effectively together.

Our operating cash needs have increased substantially as a result of our acquisition of RMI in October 2009 and other recent acquisitions, and if we are unable to generate adequate cash flow from our operations to meet these needs, our liquidity may be impaired.

Although in recent years we have generated sufficient net cash from operations to meet our capital requirements, we have become substantially larger with greater operating cash needs as a result of the recent IDT NSE and RMI acquisitions. Our future cash needs will depend on many factors, including the amount of revenue we generate, the timing and extent of spending to support product development efforts, the expansion of sales and marketing activities, the timing of introductions of new products, the costs to ensure access to adequate manufacturing capacity, and the continuing market acceptance of our products, and any future business acquisitions that we might undertake. These factors, in turn, depend in large part on the success of our efforts to integrate the RMI and IDT NSE businesses we acquired with our own business prior to the acquisitions. In the event that we do not achieve the synergies and realize other benefits we anticipated achieving from these acquisitions, our future cash needs may be greater than we currently anticipate. We have also incurred and may continue to incur significant transaction expenses in connection with these acquisitions and other transactions.

We may seek additional funding through public or private equity or debt financing, and we have a shelf registration statement (under which we are making this offering) that will allow us to sell up to an additional (approximately) $120 million of our securities from time to time during the next three years. However, additional funding could be constrained by the terms and covenants under our senior secured credit facility and may not be available on terms acceptable to us or at all. We also might decide to raise additional capital at such times and upon such terms as management considers favorable and in our interests, including, but not limited to, from the sale of our debt and/or equity securities (before reductions for expenses, underwriting discounts and commissions) under our shelf registration statement, but we cannot be certain that we will be able to complete offerings of our securities at such times and on such terms as we may consider desirable for us.

We have historically (prior to our acquisition of RMI) derived most of our revenue from sales of our knowledge-based processors, and, if the demand for these products and other products does not grow, we may not achieve our growth and strategic objectives.

Our knowledge-based processors are used primarily in networking systems, including routers, switches, network access equipment and networked storage devices. Although our recent acquisition of RMI has expanded our product portfolio, we have historically derived a substantial portion of our total revenue from sales of our knowledge-based processors in the networking market and expect to continue to derive a substantial portion of our total revenue from this market for the foreseeable future. We believe our future business and financial success depends on continued market acceptance and increasing sales of our knowledge-based processors. In order to meet our growth and strategic objectives, networking original equipment manufacturers, or OEMs, must continue to incorporate, and increase the incorporation of, our products into their systems as their preferred means of enabling network-aware processing of IP packets, and the demand for their systems must grow as well. We cannot provide assurance that sales of our knowledge-based processors will increase substantially in the future or that the demand for our customers’ systems will increase as well. Our future revenues from these products may not increase in accordance with our growth and strategic objectives if the OEM customers modify their current product designs or select products sold by our competitors instead. Thus, the future success of this part of our business depends in large part on factors outside our control, and sales of our knowledge-based processors and other products may not meet our revenue growth and strategic objectives. Additionally, due to the high concentration of our sales with a small number of networking OEMs, we cannot guarantee that the demand for the systems offered by these customers will increase or that our sales will increase outside this core customer base, and, accordingly, prior quarterly or annual results may not be an indication of our future revenue growth or financial results.

Because we rely on a small number of customers for a significant portion of our total revenue, the loss of, or a significant reduction in, orders for our products from these customers would negatively affect our total revenue and business.

To date, we have been dependent upon orders for sales of knowledge-based processors to a limited number of customers, and, in particular, Cisco, for most of our total revenue. Prior to our acquisition of RMI, Cisco and its contract manufactures accounted for 40% and 36% of our total revenue, for the three months ended September 30, 2009 and 2008, respectively, and 36% and 39% for the nine months ended September 30, 2009 and 2008. During the years ended December 31, 2008 and 2007, Cisco and its contract manufacturers accounted for 38% and 50% of our total revenue, respectively. During the years ended December 31, 2008 and 2007, the three largest end customers of RMI by revenue accounted for 33% and 38% of RMI’s total revenue. In addition, because the market segments served by us and RMI prior to the acquisition were complementary and our customer bases overlapped, the combination of our companies has not reduced our dependency on sales to the key customers that we share. We expect that our future financial performance will continue to depend in large part upon our relationship with Cisco and several other networking OEMs.

We cannot assure you that existing or potential customers will not develop their own solutions, purchase competitive products or acquire companies that use alternative methods in their systems. We do not have long-term purchase commitments from any of our OEM customers or their contract manufacturers. Although we entered into master purchase agreements with Cisco, one of Cisco’s foreign affiliates and a Cisco purchasing agent, these agreements do not include any long-term purchase commitments. Cisco and our other customers do business with us currently only on the basis of short term purchase orders (subject, in the case of Cisco, to the terms of the master purchase agreements), which often are cancelable prior to shipment. The loss of orders for our knowledge-based processors for Cisco products or products of other major users of our knowledge-based processors would have a significant negative impact on our business.

We face additional risks to our business success and financial condition because of our dependence on a small number of customers for sales of our products.

Our dependence on a small number of customers, especially Cisco and its contract manufacturers, for most of our revenue in the foreseeable future creates additional risks for our business, including the following:

•	we may face increased pressure to reduce the average selling prices of our products;

•	we may find it difficult to pass through increases in our manufacturing and other direct costs;

•

the reputation of our products in the marketplace may be affected adversely if Cisco or other networking OEMs that represent a significant percentage of our sales of products reduce or cease their use of our products; and

•	we may face problems in collecting a substantial portion of our accounts receivable if any of these companies faces financial difficulties or dispute payments.

We have a history of net losses, may incur significant net losses in the future and may not be able to sustain profitability.

Although we reported net income of $3.6 million, $2.6 million and $0.6 million during the years ended December 31, 2008, 2007 and 2006, we reported net losses in years prior to fiscal 2005. At December 31, 2008, we had an accumulated deficit of approximately $76.0 million. Similarly, RMI reported net losses of $19.3 million, $20.6 million and $34.3 million during the years ended December 31, 2008, 2007 and 2006, and net losses in years prior to fiscal 2005, and at December 31, 2008, RMI had an accumulated deficit of approximately $178.0 million. For the combined company to sustain profitability, we will have to continue to generate greater total revenue and control costs and expenses. We cannot assure you that we will be able to generate greater total revenue, or limit our costs and expenses, sufficiently to sustain profitability on a quarterly or annual basis.

Because we sell our products on a purchase order basis and rely on estimated forecasts of our customers’ needs, inaccurate forecasts could adversely affect our business.

We sell our products pursuant to individual purchase orders (subject, in the case of Cisco, to the terms of a master purchase agreement), and not pursuant to long-term purchase commitments. Therefore, we rely on estimated demand forecasts, based upon input from our customers, to determine how much product to manufacture. Because our sales are based on purchase orders, our customers may cancel, delay or otherwise modify their purchase commitments with little or no consequence to them and with little or no notice to us. For these reasons, we generally have limited visibility regarding our customers’ product needs. We cannot provide assurance as to the quantities or timing required by our customers for our products. We cannot assure you that we will not experience subsequent substantial warranty claims or that warranty claims will not result in cancellation of existing orders or reluctance of customers to place future orders. In addition, the product design cycle for networking OEMs is lengthy, and it may be difficult for us to accurately anticipate when they will commence commercial shipments of products that include our knowledge-based processors. Whether in response to changes affecting the industry or a customer’s specific business pressures, any cancellation, delay or other modification in our customers’ orders could significantly reduce our revenue, cause our operating results to fluctuate from period to period and make it more difficult for us to predict our revenue. In the event of a cancellation or reduction of an order, we may not have enough time to reduce operating expenses to minimize the effect of the lost revenue on our business, and we may purchase too much inventory and spend more capital than expected.

We are dependent on contract manufacturers for a significant portion of our revenue.

Many of our OEM customers, including Cisco, use third party contract manufacturers to manufacture their networking systems. These contract manufacturers represented 41%, 65% and 78% of our total revenue for the year ended December 31, 2008, 2007 and 2006, respectively. Contract manufacturers purchase our products directly from us on behalf of networking OEMs. Although we work with our OEM customers in the design and development phases of their systems, these OEM customers are gradually giving contract manufacturers more authority in product purchasing decisions. As a result, we depend on a concentrated group of contract manufacturers for a substantial portion of our revenue. If we cannot compete effectively for the business of these contract manufacturers or if any of the contract manufacturers, which work with our OEM customers, experience financial or other difficulties in their businesses, our revenue and our business could be adversely affected. In particular, if one of our OEM customer’s contract manufacturers becomes subject to bankruptcy proceedings, neither we nor our OEM customer may be able to obtain any of our products held by the contract manufacturer. In addition, we may not be able to recover any payments owed to us by the contract manufacturer for products already delivered or recover the products held in the contract manufacturer’s inventory when the bankruptcy proceeding is initiated. If we are unable to deliver our products to our OEM customers in a timely manner, our business would be adversely affected.

The average selling prices of our products may decline, which could reduce our revenue and gross margin.

In our experience the average selling prices of our products and the RMI products sold by RMI have declined over the course of their commercial lives, principally due to the supply of competing products, reduction in demand from customers, pressure from customers to reduce prices and product cycle changes, we expect these trends to continue. In addition, under our master purchase agreements with Cisco, we agreed to provide to Cisco all price decreases that we achieve, and granted to Cisco the right (under limited circumstances) to purchase our knowledge-based processors directly from our manufacturers (subject to payments to us, net of specified costs). Declining average selling prices can adversely affect our future operating results. To maintain acceptable operating results, we will need to develop and introduce new products and product enhancements on a timely basis and continue to reduce our costs. If we are unable to offset any reductions in our average selling prices by increasing our sales volumes and achieving corresponding production cost reductions, or if we fail to develop and introduce new products and enhancements on a timely basis, our revenue and operating results will suffer.

We rely on third parties for the manufacture of our products, and a significant increase in wafer pricing or our failure to secure sufficient capacity could limit our growth and adversely affect our operating results.

As a fabless semiconductor company, we rely on third-party wafer foundries to manufacture our products. We currently do not have long-term supply contracts with any of the wafer foundries that have historically manufactured NetLogic and RMI products, including, Taiwan Semiconductor Manufacturing Co., Ltd., or TSMC, United Microelectronics Corporation, or UMC. Neither TSMC nor UMC is obligated to perform services or supply products to us for any specific period, in any specific quantities or at any specific price, except as may be provided in a particular purchase order. As a result, there are numerous risks associated with our reliance on these wafer foundries, including the possibilities that TSMC or UMC may give higher priority to their other customers or that our relationships with either wafer foundry may deteriorate. We cannot assure you that TSMC and UMC will continue to provide us with our products at acceptable yields or in sufficient quantities, for reasonable costs and on a timely basis to meet our customers’ needs. A failure to ensure the timely fabrication of our products could cause us to lose customers and could have a material adverse effect on our operating results.

If either wafer foundry, and in particular TSMC, ceases to provide us with required production capacity with respect to our products, we cannot assure you that we will be able to obtain manufacturing capacity from other wafer foundries on commercially reasonable terms or that these arrangements, if established, will result in the successful manufacturing of our products. These arrangements might require us to share our technology and might be subject to unilateral termination by the wafer foundries. Even if such capacity is available from another manufacturer, we would need to convert the production of our integrated circuits to a new fabrication process and qualify the other manufacturer, which process could take nine months or longer. Furthermore, we may not be able to identify or qualify manufacturing sources that would be able to produce wafers with acceptable manufacturing yields.

We also rely on third parties for other products and services, including the assembly, testing and packing of our products, and engineering services, and any failure by third parties to provide the tools and services we require could limit our growth and adversely affect our future operating results.

All NetLogic and RMI products have historically been assembled and tested by third-party vendors, and they require the use of high performance assembly and test equipment. In addition, in connection with the design of our products, we use software tools, which we obtain from third party software vendors, for simulation, layout and other design purposes. Our reliance on independent assembly, testing, software and other vendors involves a number of risks, including reduced control over delivery schedules, quality assurance and costs. We currently do not have long-term supply contracts with all of these third party vendors. As a result, most of these third party vendors are not obligated to provide products or perform services to us for any specific period, in any specific quantities or at any specific price, except as may be provided in a particular purchase order. The inability of these third party vendors to deliver high performance products or services of acceptable quality and in a timely manner, could lengthen our design cycle, result in the loss of our customers and reduce our revenue.

We also rely on third party component suppliers to provide custom designed integrated circuit packages for our products. In some instances, these package designs are provided by a single supplier. Our reliance on these suppliers involves a number of risks, including reduced control over delivery schedules, quality assurance and costs. We currently do not have long-term supply contracts with all of these package vendors. As a result, most of these third party vendors are not obligated to provide products or perform services to us for any specific period, in any specific quantities or at any specific price, except as may be provided in a particular purchase order. The inability of these third party vendors to deliver packages of acceptable quality and in a timely manner, particularly the sole source vendors, could adversely affect our delivery commitments and adversely affect our operating results or cause them to fluctuate more than anticipated. Additionally, these packages may require specialized or high-performance component parts that may not be available in quantities or in time frames that meet our requirements or the anticipated requirement of our customers.

In connection with the design of our products, we have and may license third party intellectual property, and use third party engineering services. Our reliance on these third party intellectual property and engineering services providers involves a number of risks, including reduced control over and quality of the intellectual property and service deliverables, quality and costs. The inability of these third party providers to deliver high performance products or services of acceptable quality and in a timely manner, could lengthen our design cycle, result in the loss of our customers and reduce our revenue.

Our costs may increase substantially if the wafer foundries, assembly and test vendors that supply and test our products do not achieve satisfactory product yields, reliability or quality.

The wafer fabrication process is an extremely complicated process where the slightest changes in the design, specifications or materials can result in material decreases in manufacturing yields or even the suspension of production. From time to time, we and our wafer foundries have experienced, and are likely to continue to experience manufacturing defects and reduced manufacturing yields related to errors or problems in our wafer foundries’ manufacturing processes or the interrelationship of their processes with our designs. In some cases, our wafer foundries may not be able to detect these defects early in the fabrication process or determine the cause of such defects in a timely manner, which may affect the quality or reliability of our products. We may incur substantial research and development expense for prototype or development stage products as we qualify the products for production.

Generally, in pricing our products, we assume that manufacturing, assembly and test yields will continue to increase, even as the complexity of our products increases. Once our products are initially qualified with our wafer foundries, minimum acceptable yields are established. We are responsible for the costs of the wafers if the actual yield is above the minimum. If actual yields are below the minimum, we are not required to purchase the wafers. The minimum acceptable yields for our new products are generally lower at first and increase as we achieve full production. Whether as a result of a design defect or manufacturing, assembly or test error, unacceptably low product yields or other product manufacturing, assembly or test problems could substantially increase the overall production time and costs and adversely impact our operating results on sales of our products. Product yield losses will increase our costs and reduce our gross margin. In addition to significantly harming our operating results and cash flow, poor yields may delay shipment of our products and harm our relationships with existing and potential customers.

To be successful we must continue to develop and have manufactured for us, innovative products to meet the evolving requirements of networking OEMs.

To remain competitive, we devote substantial resources to research and development, both to improve our existing technology and to develop new technology. We also seek to improve the manufacturing processes for our products, including the use of smaller process geometries, which we believe is important for our products to serve our OEM customers’ requirements for enhanced processing. Our failure to migrate our products to logic processes at smaller process geometries could substantially reduce the future competitiveness of our products. In addition, from time to time, we may have to redesign some of our products or modify the manufacturing process for them. We cannot give you any assurance that we will be able to improve our existing technology or develop and integrate new technology into our products. Even if we design better products, we may encounter problems during the manufacturing or assembly process, including reduced manufacturing yields, production delays and increased expenses, all of which could adversely affect our business and results of operations.

In addition, given the highly complex nature of these products, even the slightest change or adjustment to our integrated circuit designs could require substantial resources to implement them. We may not be able to make these changes or adjustments to our products or correct any errors or defects arising from their implementation. Failure to make these changes or adjustments or correct these errors or defects during the product development stages, or any resulting delays, could severely harm our existing and potential customer relationships and could likely increase our development costs, adversely affecting our operating results. If these changes, adjustments, errors or defects are not identified or requested until after commercial production has begun or after products have been delivered to customers, we may be required to re-test existing inventory, replace products already shipped or re-design the products, all of which would likely result in significant time delays and additional costs and expenses.

We have sustained substantial losses from low production yields in the past and may incur such losses in the future.

Designing and manufacturing integrated circuits is a difficult, complex and costly process. Once research and development has been completed and the foundry begins to produce commercial volumes of the new integrated circuit, products still may contain errors or defects that could adversely affect product quality and reliability. We have experienced low yields and have incurred substantial research and development expenses in the design and initial production phases of all of our legacy network search engine products and knowledge-based processors, and similar problems have historically been experienced in the production of the RMI products by RMI. We cannot assure you that we will not experience low yields, substantial research and development expenses, product quality, reliability or design problems, or other material problems with our products that we have shipped or may ship in the future.

If we fail to retain key personnel and hire additional personnel, our business and growth could be negatively affected.

Our business has been dependent to a significant degree upon the services of a small number of executive officers and technical employees. We generally do not have non-competition agreements or term employment agreements with any of our executive officers, whom we generally employ at will. We do not maintain key-man life insurance on the lives of any of our key personnel. The loss of any of these individuals could negatively impact our technology development efforts and our ability to service our existing customers and obtain new customers.

Our future growth will also depend, in part, upon our ability to recruit and retain other qualified managers, engineers and sales and marketing personnel. There is intense competition for these individuals in our industry, and we cannot assure you that we will be successful in recruiting and retaining these individuals. If we are unable to recruit and retain these individuals, our technology development and sales and marketing efforts could be negatively impacted.

If we fail to maintain competitive equity compensation packages for our employees, or if our stock price declines materially for a protracted period of time, we might have difficulty retaining our employees and our business may be harmed.

In today’s competitive technology industry, employment decisions of highly skilled personnel are influenced by equity compensation packages, which offer incentives above traditional compensation only where there is a consistent, long-term upward trend over time of a company’s stock price. If our stock price declines due to market conditions, investors’ perceptions of the technology industry or managerial or performance problems we have, our equity compensation incentives, especially stock options may lose value to key employees, and we may lose these employees or be forced to grant additional options to retain them. This in turn could result in:

•	immediate and substantial dilution to investors resulting from the grant of additional equity awards necessary to retain employees; and

•	potential compensation charges against the company, which could negatively impact our operating results.

A failure to successfully address the potential difficulties associated with international business could reduce our growth, increase our operating costs and negatively impact our business.

We conduct a significant amount of our business with companies that operate primarily outside of the United States, and intend to increase sales to companies operating outside of the United States. For example, our customers based outside the United States accounted for 67%, 56% and 52% of our total revenue during the years ended December 31, 2008, 2007 and 2006, respectively, and sales in Asia represented 79% and 81% of RMI’s total revenue for the years ended December 31, 2008 and 2007. Not only are many of our customers located abroad, but our two wafer foundries are based in Taiwan, and we outsource the assembly and some of the testing of our products to companies based in Taiwan and Hong Kong. We face a variety of challenges in doing business internationally, including:

•	foreign currency exchange fluctuations;

•	unanticipated changes in local regulations;

•	potentially adverse tax consequences, such as withholding taxes;

•	timing and availability of export and import licenses;

•	political and economic instability;

•	reduced or limited protection of our intellectual property;

•	protectionist laws and business practices that favor local competition; and

•	additional financial risks, such as potentially longer and more difficult collection periods.

Because we anticipate that we will continue to rely heavily on foreign based customers for our future growth, the occurrence of any of the circumstances identified above could significantly increase our operating costs, delay the timing of our revenue and harm our business and financial condition.

We must design our products to meet the needs of our OEM customers and convince them to use our products, or our revenue will be adversely affected.

In general, our OEM customers design our products into their equipment during the early stages of their development after an in-depth technical evaluation of both our and our competitors’ products. These design wins are critical to the success of our business. In competing for design wins, if a competitor’s product is already designed into the product offering of a potential customer, it becomes very difficult for us to sell our products to that customer. Changing suppliers involves additional cost, time, effort and risk for the customer. In addition, our products must comply with the continually evolving specifications of networking OEMs. Our ability to compete in the future will depend, in large part, on our ability to comply with these specifications. As a result, we expect to invest significant time and effort and to incur significant expense to design our products to ensure compliance with relevant specifications. Even if a networking OEM designs our products into its systems, we cannot assure you that its systems will be commercially successful or that we will receive significant revenue from sales our products for those systems.

Factors that negatively affect the businesses of the networking OEMs that use or could use our products could negatively impact our total revenue.

The timing and amount of our revenue depend on the ability of the networking OEMs who use our knowledge-based processors to market, produce and ship systems incorporating our technology. Factors that negatively affect a significant customer or group of customers could negatively affect our results of operations and financial condition. Many issues beyond our control influence the success of the networking OEMs that use our products, including, for example, the highly competitive environment in which they operate, the strength of the markets for their products, their engineering capabilities, their ability or inability to obtain other components from other suppliers, the compatibility of any of their other components with our products, the impact of the worldwide recession on their capital spending and sales of their networking equipment, and their financial and other resources. Likewise, we have no control over their product development or pricing strategies, which directly affect sales of their products and, in turn, our revenue. A decline in sales of our OEM customers’ systems that use our knowledge-based processors, PLPs and multi-processors would reduce our revenue. In addition, seasonal and other fluctuations in demand for their products could cause our operating results to fluctuate, which could cause our stock price to fall.

We have a lengthy sales cycle, which may result in significant expenses that do not generate significant revenue or delayed revenue generation from our selling efforts and limits our ability to forecast our revenue.

We expect that our product sales cycle, which results in our products being designed into our customers’ products, could take up to 24 months and up to 36 months for certain advanced solutions relating to the RMI products. It can take an additional nine months to reach volume production of these products. A number of factors can contribute to the length of the sales cycle, including technical evaluations of our products by networking OEMs, the design process required to integrate our products into our OEM customers’ products and the timing of networking OEMs’ new product announcements. In anticipation of product orders, we may incur substantial costs before the sales cycle is complete and before we receive any customer payments. As a result, in the event that a sale is not completed or is cancelled or delayed, we may have incurred substantial expenses, making it more difficult for us to become profitable or otherwise negatively impacting our financial results. Furthermore, because of our lengthy sales cycle, our receipt of revenue from our selling efforts may be substantially delayed, our ability to forecast our future revenue may be more limited and our revenue may fluctuate significantly from quarter to quarter.

Our operating results could be adversely affected if we have to satisfy product warranty or liability claims.

If our products are defective or malfunction, we could be subject to product warranty or product liability claims that could have significant related warranty charges or warranty reserves in our financial statements. Further, we may spend significant resources investigating potential product design, quality and reliability claims, which could result in additional charges in our financial statements until such claims are resolved. We cannot guarantee that warranty reserves will either increase or decrease in future periods. Further, in connection with the master purchase agreements that we entered into with Cisco in 2005, we agreed to extended product warranties for the benefit of Cisco. Specifically, we agreed to general three-year warranties and, in the case of epidemic failures, to five-year warranties. In addition, under the Cisco agreements, we have agreed to indemnify Cisco for costs incurred in rectifying epidemic failures, up to the greater of (on a per claim basis) 25% of all amounts paid to us by Cisco during the preceding 12 months (approximately, $13.2 million at December 31, 2008) or $9.0 million, plus replacement costs. If we are required to make payments under this indemnity, our operating results may be adversely affected. Moreover, these claims in the future, regardless of their outcome, could adversely affect our business.

Our revenue and operating results may fluctuate significantly from period to period, on a quarterly or annual basis, causing volatility in our stock price.

Our total revenue and operating results have fluctuated from quarter to quarter in the past and are expected to continue to do so in the future. As a result, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance. Fluctuations in our total revenue and operating results could negatively affect the trading price of our stock. In addition, our total revenue and results of operations may, in the future, be below the expectations of analysts and investors, which could cause our stock price to decline. Factors that are likely to cause our revenue and operating results to fluctuate include, for example, the periodic costs associated with the generation of mask sets for new products and product improvements and the risk factors discussed throughout this section. Additional factors that could cause our revenue and operating results to fluctuate from period to period include:

•	the timing and volume of orders received from our customers;

•	market demand for, and changes in the average selling prices of, our products;

•	the rate of qualification and adoption of our products by networking OEMs;

•	fluctuating demand for, and lengthy life cycles of, the products and systems that incorporate our products;

•	the market success of the OEMs’ networking systems that incorporate our products;

•	the ability of our wafer foundries to supply us with production capacity and finished products to sell to our OEM customers;

•	changes in the level of our costs and operating expenses;

•	our ability to receive our manufactured products from our wafer foundries and ship them within a particular reporting period;

•	deferrals or cancellations of customer orders in anticipation of the development and commercialization of new technologies or for other reasons;

•	changes in our product lines and revenue mix;

•	the timing of the introduction by others of competing, replacement or substitute products technologies;

•	our ability or the ability of networking OEM customers that use our products to procure required components or fluctuations in the cost of such components;

•	our ability to enforce our intellectual property rights or to defend claims that we infringe the intellectual property rights of others, and the significant costs to us of related litigation;

•	cyclical fluctuations in semiconductor or networking markets; and

•	general economic conditions that may affect end-user demand for products that use our products.

In addition, RMI’s business has historically been subject to seasonality, which may cause us to experience greater fluctuation of our revenues following the acquisition.

The cyclical nature of the semiconductor industry and the networking markets could adversely affect our operating results and our business.

We expect our business to be subject to the cyclicality of the semiconductor industry, especially the market for communications integrated circuits. Historically, there have been significant downturns in this industry segment, characterized by reduced demand for integrated circuits and accelerated erosion of average selling prices. At times, these downturns have lasted for prolonged periods of time. Furthermore, from time to time, the semiconductor industry also has experienced periods of increased demand and production constraints, in which event we may not be able to have our products produced in sufficient quantities, if at all, to satisfy our customers’ needs. It is likely that the communications integrated circuit business will experience similar downturns in the future and that, during such times, our business could be affected adversely. It is also likely that the semiconductor industry will experience periods of strong demand. We may have difficulty in obtaining enough products to sell to our customers or may face substantial increases in the wafer prices charged by our foundries.

In addition, the networking industry from time to time has experienced and may experience a pronounced downturn. To respond to a downturn, many networking service providers may be required to slow their research and development activities, cancel or delay new product developments, reduce their workforces and inventories and take a cautious approach to acquiring new equipment and technologies from networking OEMs, which would have a significant negative impact on our business. In the future, a downturn in the networking industry may cause our operating results to fluctuate significantly from year to year, which also may tend to increase the volatility of the price of our common stock.

We may not be able to protect and enforce our intellectual property rights, which could impair our ability to compete and reduce the value of our technology.

Our success and future revenue growth depend, in part, on our ability to protect our intellectual property. We rely primarily on patent, copyright, trademark and trade secret laws, as well as confidentiality procedures, to protect our proprietary technologies and processes. However, these measures may not provide meaningful protection for our intellectual property.

We cannot assure you that any patents will issue from any of our pending applications. Any rights granted under any of our existing or future patents may not provide meaningful protection or any commercial advantage to us. For example, such patents could be challenged or circumvented by our competitors or declared invalid or unenforceable in judicial or administrative proceedings. The failure of any patents to adequately protect our technology would make it easier for our competitors to offer similar products. We do not have foreign patents or pending applications corresponding to many of our U.S. patents and patent applications, including in some foreign countries where our products are sold or may be sold in the future. Even if foreign patents are granted, effective enforcement in foreign countries may not be available.

With respect to our other proprietary rights, it may be possible for third parties to copy or otherwise obtain and use our proprietary technology or marks without authorization or to develop similar technology independently. Monitoring unauthorized use of our proprietary technology or marks is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriation or unauthorized use of our technology or marks. In addition, effective patent, copyright, trademark and trade secret protection may not be available or may be limited in certain foreign countries. Many companies based in the U.S. have encountered substantial infringement problems in foreign countries, including countries in which we sell products. Our failure to effectively protect our intellectual property could reduce the value of our technology and could harm our business, financial condition and operating results.

Furthermore, we have in the past and may in the future initiate claims or litigation against third parties to determine the validity and scope of proprietary rights of others. In addition, we may in the future initiate litigation to enforce our intellectual property rights or the rights of our customers or to protect our trade secrets. Litigation by us could result in significant expense and divert the efforts of our technical and management personnel and could materially and adversely affect our business, whether or not such litigation results in a determination favorable to us.

Any claim that our products or our proprietary technology infringe third party intellectual property rights could increase our costs of operation and distract management and could result in expensive settlement costs.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which have resulted in often protracted and expensive litigation. From time to time, we are involved in litigation relating to intellectual property rights. In addition, we have received notices from time to time that claim we have infringed upon or misappropriated intellectual property rights owned by others. We typically respond when appropriate and as advised by legal counsel. We cannot assure you that parties will not pursue litigation with respect to those allegations. We may, in the future, receive similar notices, any of which could lead to litigation against us. For example, parties may initiate litigation based on allegations that we have infringed their intellectual property rights or misappropriated or misused their trade secrets or may seek to invalidate or otherwise render unenforceable one or more of our patents. Litigation against us can result in significant expense and divert the efforts of our management, technical, marketing and other personnel, whether or not the litigation results in a determination adverse to us. We cannot assure you that we will be able to prevail or settle any such claims or that we will be able to do so at a reasonable cost. In the event of an adverse result in any such litigation, we could be required to pay substantial damages for past infringement and royalties for any future use of the technology. In addition, we may be required to cease the sale of certain products, recall certain products from the market, redesign certain products offered for sale or under development or cease the use of certain marks or names. We cannot assure you that we will be able to successfully redesign our products or do so at a reasonable cost. Additionally, we have in the past sought and may in the future seek to obtain a license to a third party’s intellectual rights and have granted and may in the future grant a license to certain of our intellectual property rights to a third party in connection with a cross-license agreement or a settlement of claims or actions asserted against us. However, we cannot assure you that we would be able to obtain a license on commercially reasonable terms, or at all.

Our customers could also become the target of litigation relating to the patent and other intellectual property rights of others. This could trigger technical support and indemnification obligations in some of our license or customer agreements. These obligations could result in substantial expenses, including the payment by us of costs and damages related to claims of patent infringement. In addition to the time and expense required for us to provide support or indemnification to our customers, any such litigation could disrupt the businesses of our customers, which in turn could hurt our relations with our customers and cause the sale of our products to decrease. We cannot assure you that claims for indemnification will not be made or that if made, such claims would not have a material adverse effect on our business, operating results or financial condition. We do not have any insurance coverage for intellectual property infringement claims for which we may be obligated to provide indemnification. If we are obligated to pay damages in excess of, or otherwise outside of, our insurance coverage, or if we have to settle these claims, our operating results could be adversely affected.

If we are unable to compete effectively, our revenue and market share may be reduced.

Our business is extremely competitive, especially during the design-in phase of networking OEMs’ design cycles. We compete with the enterprise and networking divisions of large semiconductor manufacturers, many of which have more established reputations, more diverse customer bases and greater financial and other resources than we do. In addition, our OEM customers may design their own integrated circuits to address their needs for network-aware processing. As we develop new applications for our products and expand into new markets, we expect to face even greater competition. Our present and future competitors may be able to better anticipate customer and industry demands and to respond more quickly and efficiently to those demands, such as with product offerings, financial discounts or other incentives. Furthermore, our OEM customers may be able develop or acquire integrated circuits that satisfy their needs faster or most cost effectively than we can. We cannot assure you that we will be able to compete effectively against these and our other competitors. If we do not compete effectively, our revenue and market share may decline.

Our success may depend on our ability to comply with new or evolving industry standards applicable to our products or our business.

Our ability to compete in the future may depend on our ability to ensure that our products comply with evolving industry standards affecting the networking equipment and other markets in which we compete. In addition, from time to time, new industry standards may emerge which could render our products incompatible with the products of our customers or suppliers. In order to ensure compliance with the relevant standards, we may be required to devote significant time, capital and other resources to modify or redesign our existing products or to develop new products. We cannot assure you that we will be able to develop products which comply with prevailing standards. If we are unable to develop these products in a timely manner, we may miss significant business opportunities, and our revenue and operating results could suffer.

If an earthquake or other natural disaster disrupts the operations of our third party wafer foundries or other vendors located in high risk regions, we could experience significant delays in the production or shipment of our products.

TSMC and UMC, which manufacture our products, along with most of our vendors who handle the assembly and testing of our products, are located in Asia. The risk of an earthquake in the Pacific Rim region is significant due to the proximity of major earthquake fault lines. In September 1999, a major earthquake in Taiwan affected the facilities of several of these third party vendors, as well as other providers of these services. As a result of this earthquake, these vendors suffered power outages and disruptions that impaired their production capacity. In March 2002 and September 2003, additional earthquakes occurred in Taiwan. The occurrence of additional earthquakes or other natural disasters could result in the disruption of the wafer foundry or assembly and test capacity of the third parties that supply these services to us. We may not be able to obtain alternate capacity on favorable terms, if at all.

Any future acquisitions we make could disrupt our business, and harm our financial condition and dilute our stockholders.

In the future, we may consider additional opportunities to acquire other businesses or technologies that would complement our current offerings, expand the breadth of our markets or enhance our technical capabilities. Acquisitions present a significant number of potential challenges that could, if not met, disrupt our business operations, increase our operating costs, reduce the value to us of the acquired company or business, including:

•	integration of the acquired employees, operations, technologies and products with our existing business and products;

•	focusing management’s time and attention on our existing core business;

•	retention of business relationships with suppliers and customers of the acquired company;

•	entering markets in which we may lack prior experience;

•	retention of key employees of the acquired company or business;

•	amortization of intangible assets, write-offs, stock-based compensation and other charges relating to the acquired business and our acquisition costs; and

•

dilution to our existing stockholders from the issuance of additional shares of common stock or reduction of earnings per outstanding share in connection with an acquisition that fails to increase the value of our company.

We cannot provide assurances, however, that this acquisition or future acquisitions that we might make will achieve our business objectives or increase our value or the price of our common stock.

RISKS RELATING TO OUR RECENT ACQUISITION OF RMI CORPORATION

The integration of NetLogic and RMI may not be completed successfully, cost-effectively or on a timely basis.

As a result of our acquisition of RMI in October 2009, we have significantly more assets, operations and employees to manage than we did prior to the acquisition. The integration process has required us to significantly expand the scope of our operations and financial systems, and there is a significant degree of difficulty and management involvement inherent in that process. These difficulties include, among others:

•	the diversion of management’s attention from the day-to-day operations of the combined company;

•	the assimilation of RMI employees and the integration of two business cultures;

•	challenges in attracting and retaining key personnel;

•	the integration of information, accounting, finance, sales, billing, payroll and regulatory compliance systems;

•	challenges in keeping existing customers and obtaining new customers; and

•	challenges in combining product offerings and sales and marketing activities.

There is no assurance that we will successfully or cost-effectively integrate RMI’s operations with our own. For example, the costs of achieving systems integration may substantially exceed our current estimates. As a non-public company, RMI did not have to comply with the requirements of the Sarbanes-Oxley Act of 2002 for internal control and other procedures. Integrating its systems and activities with ours in order to ensure our continued compliance with those requirements may cause us to incur substantial additional expense. In addition, the integration process may cause an interruption of, or loss of momentum in, the activities of our business. If our management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer and our results of operations and financial condition may be harmed.

We may not be able to realize the anticipated synergies and other benefits we expect to achieve from the acquisition of RMI within the timeframe that is currently expected, or at all.

Strategic transactions like our acquisition of RMI create numerous uncertainties and risks. As a result, the combined company may not be able to realize the expected revenue growth and other benefits and synergies that we sought to achieve from the acquisition. We believe that the businesses conducted by us and RMI prior to the merger were complementary in a number of respects and that the combined company can take advantage of synergies, economies of scale and other benefits in the following areas, among others:

•	market expansion;

•	increased sales to existing customers;

•	product and technology synergies;

•	operational and manufacturing synergies;

•	research and development synergies;

•	expansion of intellectual property and patent portfolio;

•	geographic synergies; and

•	cultural synergies.

However, these anticipated benefits and synergies are based on projections and assumptions, not actual experience, and actual results may deviate from our expectations for a variety of reasons, including those discussed below in this section of the prospectus supplement.

We may not be successful in our expansion into the current markets for RMI products and in addressing the new opportunities we expect to arise out of the combination.

RMI historically designed and developed high performance, power-optimized processor solutions for several target markets: infrastructure equipment, enterprise systems, security and storage appliances, data center systems and industrial and connected media devices. Because the RMI products serve different markets than our products historically did, we did not have experience competing in these prior to the acquisition. The success of our expansion into these new markets will depend on a number of factors, including:

•	our ability to leverage each company’s successes to provide synergistic solutions to key customers and applications;

•	our ability to assimilate and retain key RMI personnel who have expertise in conducting RMI’s business;

•	our ability to preserve and grow RMI’s existing customer, distributor and ecosystem partner relationships;

•	our ability to design and develop innovative products and solutions in these new markets and to continue RMI’s success in achieving “design wins” with key customers;

•	our ability to provide high quality customer services and support; and

•	our ability to compete effectively against a larger number and broader range of competitors resulting from our entry into new markets.

In addition to the current markets for RMI products, we believe that the combined company is poised to address new opportunities in areas such as high-performance switching and routing control plane processing and the high-volume, ultra low-power embedded processing market for enterprise, industrial and connected media applications. If we are unsuccessful in expanding into these new market opportunities, we may not achieve the sales and revenue growth we had expected from the acquisition.

There is no assurance that we will be able to continue or expand upon RMI’s past success with customer design wins following the acquisition.

RMI has achieved strategic design wins at a wide range of leading customers such as Alcatel-Lucent, Aruba, CheckPoint, Cisco, Datang Mobile, Dell, Fujitsu, HP, Huawei, Huawei-Symantec, H3C, IBM, Juniper, LG, McAfee, Motorola, NEC, Samsung, Sun and ZTE, among others. There is no assurance that we will be able to replicate or improve upon RMI’s success in obtaining design wins from these and other customers following the acquisition. This uncertainty is compounded by the fact that RMI does not have long-term commitments from any of its existing customers. These bid selection processes can be lengthy, as the customers of RMI products usually require a comprehensive technical evaluation of its products before they incorporate them into their designs. If a customer’s system designer initially chooses a competitor’s product, it becomes significantly more difficult to sell RMI’s products for use in that system because changing suppliers can involve significant cost, time, effort and risk for RMI’s customers. Our failure to win a competitive bid can result in foregoing revenues from a given customer’s product line for the life of that product. In addition, design opportunities may be infrequent or may be delayed. We expect to invest significant time and resources and to incur significant expenses to design RMI products to ensure compliance with relevant specifications, but even with these efforts we may have limited success in securing customer design wins for a number of reasons, including our management’s lack of experience with the markets served by RMI’s products, our failure to retain key RMI personnel involved in the customer design process and our failure to establish employee incentives and otherwise operate the RMI business in a manner that continues to place high priority on customer design wins. Our ability to compete in the markets in which RMI currently competes will depend, in large part, on our ability to continue to design products to ensure compliance with RMI customers’ and potential customers’ specifications and to secure design wins.

Even if we are successful in achieving customer design wins for RMI products, we may not realize the revenue growth and other benefits we expect to achieve from the acquisition.

The nature of the design process for RMI products requires that significant expenses be incurred prior to recognizing revenues associated with those expenses, which may harm our financial results. Even if a customer designs one of RMI’s products into its product offering, we cannot be assured that its product will be commercially successful, that we will receive any revenues from that manufacturer or that a successor design will include an RMI product. As a result, we may be unable to accurately forecast the volume and timing of orders and revenues associated with any new product introductions, which could adversely affect our results of operations. If we are unable to realize the revenue growth we expect to achieve from customer design wins for RMI products, we may not achieve the operational results we anticipate following the acquisition and our business may be adversely impacted.

We may experience difficulties in transitioning to smaller geometry process technologies or in achieving higher levels of design integration for the semiconductor solutions provided by RMI products, which may result in reduced manufacturing yields, delays in product deliveries, increased expenses and loss of design wins and sales.

NetLogic has substantial experience in transitioning the manufacturing processes for its products to each new generation of smaller geometry process technologies and believes that it will be necessary to migrate RMI’s products to such smaller geometries as well. Any transition would require us to redesign the applicable product and require us and our foundry partners to use new or modified manufacturing processes for the product. The smallest geometry process that RMI used for any semiconductors is 80 nanometer, but we expect the next generation semiconductors to be based on a 40 nanometer process. Because of our lack of experience with the RMI products and technology, we may not be as successful in migrating them to smaller geometry process technologies as we have been with our own products. We will also depend on our relationships with foundry subcontractors to transition to smaller geometry processes successfully. If we experience difficulties in transitioning to smaller geometry process technologies or in achieving higher levels of design integration for RMI products, we may experience reduced manufacturing yields, delays in product deliveries, increased expenses and loss of design wins and sales, any of which could prevent us from realizing the anticipated benefits from the acquisition.

We expect to rely on third-party technologies for the development of the RMI products, and our inability to use these technologies in the future could harm our ability to compete in the markets for these products.

We rely on third parties for technologies that are integrated into the RMI products, such as wafer fabrication and assembly and test technologies used by its contract manufacturers, as well as licensed MIPS architecture technologies. If we are unable to continue to use or license these technologies on reasonable terms, or if these technologies fail to operate properly following the acquisition, we may not be able to secure alternatives in a timely manner, and our ability to remain competitive in the markets served by these products would be harmed. In addition, the MIPS license requires that certain improvements be made available to the community of all of MIPS’ licensees, which could conceivably reduce the proprietary advantage that we will have with this architecture. If we are unable to license technology from third parties on commercially reasonable terms in order to continue to develop current products or to develop future products for the markets served by the RMI products, we may not be able to develop these products in a timely manner or at all.

Our operating results will depend in part on the growth of developing sectors of the connected media market historically served by RMI.

The RMI business has been highly dependent on developing sectors of the connected media market, including portable media players, personal navigation devices, automobile infotainment devices and home media players. The connected media market is highly competitive and is characterized by, among other things, frequent introductions of new products and short product life cycles. If the target markets for the RMI products within the consumer electronics market do not grow as rapidly or to the extent anticipated, the combined company’s business could suffer. RMI currently derives a significant portion of its revenues from the sale of its semiconductor solutions for use in emerging connected media applications. Our ability to sustain and increase revenue is in large part dependent on the continued growth of these rapidly evolving market sectors, whose future is largely uncertain. Many factors could impede or interfere with the expansion of these connected media market sectors, including a slowdown in overall consumer spending, consumer demand in these sectors, general economic conditions, other competing consumer electronic products and insufficient interest in new technology innovations. Any of these dynamics in the consumer electronics market could harm future sales of the RMI products and prevent us from realizing the anticipated benefits of our acquisition of RMI.

RISKS RELATING TO OUR COMMON STOCK

In connection with our acquisition of RMI in October 2009, we issued a substantial number of shares of common stock around the time of closing and we may be required to additional shares before December 31, 2010, which would further dilute the ownership interests of our other stockholders.

In connection with the acquisition of RMI, we issued or reserved for issuance 5,000,000 shares of our common stock at closing as merger consideration to RMI stockholders and as incentive stock awards to RMI employees. We may be required issue up to 1,600,000 additional shares to former RMI stockholders as earn-out consideration before December 31, 2010, if the maximum earn-out is achieved. Our issuance of additional shares of common stock as earn-out consideration may result in substantial percentage dilution of the ownership interests of our other stockholders at that time. Our issuance of shares in connection with the RMI acquisition also may have an adverse impact on our net income per share in fiscal periods that include (or follow) the date of the acquisition, as we anticipate that the transaction will be dilutive on the basis of net earnings per common share for the foreseeable future following the acquisition.

The price of our stock could decrease as a result of shares being sold in the market, including sales by directors, officers and other significant stockholders, as well as sales by former RMI stockholders who received shares in connection with our acquisition of RMI.

Sales of a substantial number of shares of common stock in the public market could adversely affect the prevailing market price of our common stock from time to time. Substantially all the shares of our common stock currently outstanding are eligible for sale in the public market but sales by our affiliates will be subject to conditions of Rule 144 (other than holding period requirements) including the volume restrictions set forth in SEC Rule 144(e). Several of our executive officers and one board member have entered into plans for selling a portion of their shares of common stock in the manner described under Rule 10b5-1 of the Securities Exchange Act of 1934. Each plan is non-discretionary and is administered by an independent brokerage firm. Their individual plans provide for total sales of between 8,600 and 200,000 shares per plan pursuant to limit orders at specified prices. Sales of the shares are further subject to the volume restrictions set forth in SEC Rule 144(e). Each plan provides for termination upon the completion of the specified trading program, the instruction of the stockholder, or the occurrence of other specified events, whichever is earliest. All of the shares will be sold through broker-dealers in ordinary market transactions. Pre-designated trading under these plans may cause unexpected declines in the market price of our common stock. In addition, subject to compliance with applicable securities laws, each of these executive officers may sell shares of common stock outside of these plans.

Additionally, as the shares of common stock we issued in our acquisition of RMI become eligible for resale, the sale of those shares could adversely impact our stock price. All of the shares of our common stock issued as merger consideration on the closing date are subject to a complete trading lock-up through April 30, 2010, and 50% of those shares will be subject to a complete trading lock-up through October 30, 2010. In addition, 50% of the restricted stock units that we issued to certain RMI employees at closing will vest on April 30, 2010 and the remaining 50% will vest on October 30, 2010. These equity incentive shares will be registered and will therefore generally not be subject to resale restrictions under federal securities laws. Accordingly, a substantial number of shares of our common stock will become eligible for resale on April 30 and October 30, 2010. Our stock price may suffer a significant decline as a result of the sudden increase in the number of shares sold in the public market or market perception that the increased number of shares available for sale will exceed the demand for our common stock.

Our stock price could drop, and there could be significantly less trading activity in our stock, if securities or industry analysts downgrade our stock or do not publish research or reports about our business.

Our stock price and the trading market for our stock are likely to be affected significantly by the research and reports concerning our company and our business which are published by industry and securities analysts. We do not have any influence or control over these analysts, their reports or their recommendations. Our stock price and the trading market for our stock could be negatively affected if any analyst downgrades our stock, publishes a report which is critical of our business, or discontinues coverage of us.

Our common stock has experienced substantial price volatility.

Our common stock has experienced substantial price volatility. Such volatility may occur in the future, particularly because of quarter-to-quarter variations in our actual or anticipated financial results, or the reported financial results of other semiconductor companies or our customers. Stock price volatility may also result from product announcements by us or our competitors, or from changes in perceptions about the various types of products we manufacture and sell. In addition, our stock price may fluctuate due to price and volume fluctuations in the stock market, especially in the technology sector.

A limited number of stockholders will have the ability to influence the outcome of director elections and other matters requiring stockholder approval.

Our executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own a significant portion of our outstanding common stock. These stockholders acting together will have the ability to exert substantial influence over all matters requiring the approval of our stockholders, including the election and removal of directors and any proposed acquisition, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding an acquisition, consolidation, takeover or other business combination, which might otherwise involve the payment of a premium for your shares of our common stock.

Provisions of our certificate of incorporation and bylaws, Delaware law and customer agreements might delay or prevent a change of control transaction and depress the market price of our stock.

Various provisions of our certificate of incorporation and bylaws might have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions eliminate cumulative voting in the election of directors, limit the right of stockholders to call special meetings and establish specific procedures for director nominations by stockholders and the submission of other proposals for consideration at stockholder meetings.

We are also subject to provisions of Delaware law which could delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless specific conditions are met. Any of these provisions could have the effect of delaying, deferring or preventing a change in control, including, without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock.

Our board of directors might issue up to 50,000,000 shares of preferred stock without stockholder approval on such terms as the board might determine. The rights of the holders of common stock will be subject to, and might be adversely affected by, the rights of the holders of any preferred stock that might be issued in the future.

Under our master purchase agreements with Cisco, in the event of, among other things, the transfer of at least 50% of our voting control to a Cisco competitor that generates less than 50% of its annual sales from integrated circuit products, Cisco may exercise rights to purchase our knowledge-based processors directly from our manufacturers, subject to payments to us. This provision may discourage or complicate attempts by some third parties to acquire us.

Our stockholder rights plan could prevent stockholders from receiving a premium over the market price for their shares from a potential acquirer.

We adopted a stockholder rights plan that generally entitles our stockholders to rights to acquire additional shares of our common stock when a third party acquires 15.0% of our common stock or commences or announces its intent to commence a tender offer for at least 15.0% of our common stock, other than for certain stockholders that were stockholders prior to our initial public offering as to whom this threshold is 20.0%. This plan could delay, deter or prevent an investor from acquiring us in a transaction that could otherwise result in stockholders receiving a premium over the market price for their shares of common stock.

We may need to obtain additional financing in order to fund our growth strategy.

We believe that we have or will have access to capital sufficient to satisfy our working capital requirements for at least the next 12 months. After that time, it may be necessary for us to raise additional funds to support our growth. We cannot assure you that we will be able to obtain financing when needed or that, if available to us, the terms will be acceptable to us. If we issue equity securities in any financing, the new securities may have rights and preferences senior to our shares of common stock, and the ownership interest in us of our current stockholders will be proportionately reduced. If we issued debt securities, they will rank senior to all equity securities. If we are unable to raise additional capital, we may not be able to implement our growth strategy, and our business could be harmed significantly. Our future capital requirements will depend on many factors, including the amount of revenue we generate, the timing and extent of spending to support product development efforts, the expansion of sales and marketing activities, the timing of introductions of new products, the costs to ensure access to adequate manufacturing capacity, and the continuing market acceptance of our products, and any future business acquisitions that we might undertake. However, if we do not meet our plan, we could be required, or might elect, to seek additional funding through public or private equity or debt financing and additional funds may not be available on terms acceptable to us or at all. We also might decide to raise additional capital at such times and upon such terms as management considers favorable and in the interests of the Company. Following completion of the offering to which this prospectus supplement relates, we may sell up to approximately an additional $120 million of our debt and/or equity securities (before reductions for expenses, underwriting discounts and commissions) under the shelf registration statement on Form S-3 of which this prospectus supplement is a part, which may result in an increase in the number of shares and decline in earnings per share. We may sell these securities from time-to-time without prior announcement.

If the recent credit market conditions worsen, it could have a material impact on our investment portfolio.

Although we manage our investment portfolio by purchasing only highly rated securities and diversifying our investments across various money market funds, investment types, and underlying issuers, recent volatility in the short-term financial markets has been unprecedented. In addition, the current credit and liquidity crisis has substantially reduced both the liquidity and asset transparency for many funds holding investment securities. Further deterioration, in the financial condition of the funds in which we have invested or of the issuers whose paper we have purchased remains possible. If such deterioration occurs, the value of our investments could be materially adversely affected.

USE OF PROCEEDS

We estimate that our net proceeds from our sale of 700,400 shares of common stock in this offering at an assumed offering price of $42.45 per share, after deducting estimated offering expenses of less than $100,000, will be approximately $29.6 million.

We intend to use all the net proceeds we receive from our sale of shares in this offering to pay down the outstanding balances under our credit agreement with a bank syndication led by Silicon Valley Bank and for general corporate purposes.

DILUTION

Our unaudited net tangible book value as of September 30, 2009 was $35.0 million, or $1.56 per share. Net tangible book value per share represents the total amount of our tangible assets reduced by the total amount of our liabilities and divided by the number of shares outstanding on September 30, 2009 of 22,438,117.

Our unaudited net tangible book value at September 30, 2009, as adjusted after giving effect to the issuance and sale by us of 700,400 shares in this offering, would be $64.6 million, or $2.79 per share based on 23,138,517 shares of common stock outstanding after giving effect to this offering.

Based on an assumed public offering price of $42.45 per share, this represents an immediate increase in pro forma net tangible book value at September 30, 2009 of $1.23 per share to existing shareholders and an immediate dilution of $39.66 per share to new investors purchasing our shares in this offering.

Dilution per share represents the difference between the price per share to be paid for the shares of common stock sold by us in this offering and the pro forma net tangible book value per share immediately after this offering. The following table illustrates this per share dilution:

Assumed public offering price per share		$42.45
Net tangible book value per share as of September 30, 2009	$1.56
Increase in net tangible book value per share attributable to new investors	1.23

Net tangible book value per share after the offering		2.79

Dilution per share to new investors in this offering		$39.66

The foregoing table excludes the following, each as of September 30, 2009:

•	2,522,003 shares of common stock issuable upon exercise of outstanding exercisable stock options with a weighted average exercise price of approximately $21.75 per share;

•	1,462,600 shares of common stock issuable upon exercise of outstanding stock options that are not exercisable;

•	1,158,003 shares of common stock issuable upon the vesting of outstanding unvested restricted stock unit awards;

•	917,601 shares of common stock available for future issuance under our stock option plans; and

•	186,613 shares of common stock available for sale under our employee stock purchase plan.

In addition to the foregoing, the table above also excludes the following shares that we issued, or reserved for issuance pursuant to equity awards that we granted, after September 30, 2009 in connection with our acquisition of RMI completed on October 30, 2009:

•	4,959,932 shares of common stock issued to former RMI preferred shareholders as merger consideration;

•	244,268 shares of common stock issued as stock awards to certain employees of RMI; or

•	1,918,604 shares of common stock issuable upon exercise of stock options or vesting of restricted stock unit awards granted to certain former or continuing employees of RMI.

Our net tangible book value at September 30, 2009 does not include the effects of our acquisition of RMI. We delivered merger consideration of approximately 5.0 million shares of our common stock and $12.6 million cash at closing to the paying agent for distribution to the holders of RMI capital stock. We may be required to pay on or before December 31, 2010 up to 1.6 million additional shares of common stock and up to $15.9 million of cash to the former holders of RMI capital stock as earn-out consideration based upon achieving specified percentages of revenue targets.

PLAN OF DISTRIBUTION

We will enter into a purchase agreement with the entity that is acting as investment advisor to the purchasers of the shares of common stock we are offering under this prospectus supplement. Under the purchase agreement, the investment advisor will agree, on behalf of the purchasers, to purchase a total of 700,400 shares of common stock, and we will agree to sell the shares to the purchasers according to the allocation specified in the purchase agreement. We are not using any placement agent or underwriter in connection with this offering.

The shares of common stock sold in this offering will be listed on the NASDAQ Global Market. We expect that the closing of the sale of our common stock under this prospectus supplement will take place on or about or December 23, 2009, at which time our shares will be delivered to the purchasers in book-entry form through The Depository Trust Company, New York, New York.

The expenses directly related to this offering are estimated to be less than $100,000 and will be paid by us. Expenses of the offering include our legal and accounting fees, printing expenses, transfer agent fees and miscellaneous fees.

The transfer agent for our common stock is Wells Fargo Shareowner Services. Our common stock is traded on the Global Select Market of the NASDAQ Stock Market under the symbol “NETL.”

LEGAL MATTERS

The validity of the issuance of shares of common stock offered hereby has been passed upon for us by Bingham McCutchen LLP, East Palo Alto, California.

EXPERTS

The consolidated financial statements of NetLogic Microsystems, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statements of assets and statements of revenues and expenses related to certain assets of the network search engine business of Integrated Device Technology, Inc., incorporated in this prospectus supplement and the accompanying prospectus by reference to our Current Report on Form 8-K dated July 20, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of RMI Corporation and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008 consolidated financial statements of RMI Corporation and subsidiaries contains an explanatory paragraph that states that the company’s recurring losses from operations and accumulated deficit raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3, of which this prospectus supplement and the accompanying prospectus is a part, under the Securities Act, with respect to the shares of common stock offered hereby. You may read and obtain copies at prescribed rates of any document that we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Our common stock is traded on the Global Select Market of the NASDAQ Stock Market. Material filed by us can be inspected at the offices of the Financial Industry Regulatory Authority, 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of the accompany prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

(a)	the section entitled “Description of Capital Stock” in the Prospectus contained in our Registration Statement on Form S-1 (File No. 333-114549) as originally filed with the Securities and Exchange Commission on April 16, 2004 and as subsequently amended;

(b)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 4, 2009;

(c)	our Quarterly Report on Form 10-Q for the three months ended March 31, 2009 filed with the SEC on May 5, 2009;

(d)	our Quarterly Report on Form 10-Q for the three months ended June 30, 2009 filed with the SEC on August 5, 2009;

(e)	our Quarterly Report on Form 10-Q for the three months ended September 30, 2009 filed with the SEC on November 9, 2009;

(f)	our definitive proxy statement on Schedule 14A filed with the SEC on April 10, 2009;

(g)	our definitive proxy statement on Schedule 14A filed with the SEC on September 30, 2009;

(h)	our Current Report on Form 8-K filed with the SEC on May 6, 2009;

(i)	our Current Report on Form 8-K filed with the SEC on June 4, 2009;

(j)	our Current Report on Form 8-K filed with the SEC on June 25, 2009;

(k)	our Current Report on Form 8-K filed with the SEC on July 20, 2009;

(l)	our Current Report on Form 8-K filed with the SEC on October 22, 2009; and

(m)	our Current Report on Form 8-K filed with the SEC on November 5, 2009.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

NetLogic Microsystems, Inc.

1875 Charleston Road

Mountain View, CA 94043

(650) 961-6676

Attention: VP, General Counsel and Secretary

In addition, you may obtain a copy of these filings from the SEC as described above in the section entitled “Where You Can Find More Information.”

PROSPECTUS

$150,000,000

Debt Securities

Preferred Stock

Common Stock

Warrants

NetLogic Microsystems, Inc.

1875 Charleston Road

Mountain View, CA 94043

(650) 961-6676

We may offer from time to time:

•	Debt securities;

•	Shares of our Common Stock;

•	Shares of our Preferred Stock; and

•	Warrants to purchase any of the other securities that may be sold under this prospectus.

The securities we offer will have an aggregate public offering price of up to $150 million. We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any prospectus supplement carefully before you invest.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Our common stock is listed on the Global Select Market of the NASDAQ Stock Market under the symbol “NETL.”

INVESTING IN OUR SECURITIES INVOLVES RISKS.

SEE “RISK FACTORS” ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 29, 2009

In this prospectus, “NetLogic,” “we,” “us,” and “our” refer to NetLogic Microsystems, Inc.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with information that differs from what is contained or incorporated by reference in this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer of solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus on a later date.

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf process, we may, from time to time, issue and sell to the public any or all of the securities described in the registration statement in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices, and terms of the securities we offer. The prospectus supplement also may add, update, or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. If there is any inconsistency between the information in this prospectus and the information in the accompanying prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Where You Can Find More Information.”

We may sell the securities to or through underwriters, dealers, or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. A prospectus supplement, which we will provide each time we offer securities, will provide the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission, or discount arrangements with them.

Special Note Regarding Forward-Looking Statements

Some of the statements in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, those incorporated by reference under “Risk Factors” below.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or similar terms.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors incorporated by reference under the heading “Risk Factors” below and a variety of other factors, including, without limitation, statements about our future business operations and results, the market for our technology, our strategy and competition.

Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus may not occur.

Our Company

We are a semiconductor company that designs, develops and sells proprietary high-performance processors and high-speed integrated circuits that are used by original equipment manufacturers (OEMs) in routers, switches, wireless infrastructure equipment, network security appliances, datacenter servers, network access equipment and network storage devices to accelerate the delivery of voice, video, data and multimedia content for advanced enterprise, datacenter, communications and mobile wireless networks.

The products and technologies we have developed and acquired are targeted to enable our customers to develop systems that support the increasing speeds and complexity of the Internet infrastructure. We believe there is a growing need to include knowledge-based processors and high speed integrated circuits in a larger number of such systems as networks transition to all Internet Protocol (IP) packet processing at increasing speeds.

We sell our products primarily to OEMs that supply networking equipment for the Internet infrastructure, which consists of various networking systems that process packets of information that enable communication between the networking systems. The networking systems include routers, switches, application acceleration equipment, network security appliances, network access equipment and networked storage devices that are utilized by networking systems such as:

•	core networks, for long-distance city-to-city communications which may span hundreds or thousands of miles;

•	enterprise networks, for internal corporate communications, including access to storage environments;

•	datacenter networks, for high-density server farms;

•	metro networks, for intra-city communications which may span several miles;

•	edge networks, which link core, metro, enterprise and access networks; and

•	access networks, which connect individual users to the edge network.

Sales of networking equipment have increased overall during the past five years, as the Internet has continued to grow and evolve to accommodate the continued growth in the amount of digital media content available and provide converged support for the quad-play applications of voice, data, video and mobility over a single unified Internet Protocol, or IP, infrastructure. These applications include:

•	Internet Protocol Television, or IPTV;

•	Video on demand, or VoD;

•	Voice transmission over the Internet, or VoIP;

•	On-line gaming;

•	Filtering of malware (e.g., virus, spyware and spam) and intrusion attempts;

•	Music, picture and video file downloading and sharing;

•	Email communications;

•	E-commerce;

•	Music, picture and video file downloading and sharing to mobile devices such as cell phones and portable music/video devices; and

•	Internet Web-surfing and video portal viewing delivered over the IP infrastructure to cell phones and other mobile devices.

As a fabless semiconductor company, our business is less capital intensive than others because we rely on third parties to manufacture, assemble, and test our products. In general, we do not anticipate making significant capital expenditures aside from business acquisitions that we might make from time to time. Because we purchase all wafers from suppliers with fabrication facilities and outsource the assembly and testing to third party vendors, a significant portion of our costs of revenue consists of payments to third party vendors. We do not have long-term agreements with any of our suppliers and rely upon them to fulfill our orders.

We organized our business in 1995 as a California limited liability company and incorporated in Delaware in 2000. Our principal executive offices are located at 1875 Charleston Road, Mountain View, CA 94043. Our telephone number at that address is (650) 961-6676.

We have agreed to acquire all of the outstanding stock of RMI Corporation, a provider of high-performance and low-power multi-core, multi-threaded processors under the terms of an agreement and plan of merger reorganization dated as of May 31, 2009. Fuller descriptions of the acquisition and RMI Corporation are contained in our definitive proxy statement on Schedule 14A filed with the SEC on September 30, 2009, which is incorporated by reference in this prospectus. We expect to complete our acquisition of RMI Corporation in October 2009.

Risk Factors

An investment in our common stock is risky. Prior to making a decision about investing in our common stock, you should carefully consider the specific risks discussed in our other filings with the Securities and Exchange Commission (the “SEC” or the “Commission”), which are incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, any applicable prospectus supplement, or otherwise incorporated by reference in this prospectus. The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described in the applicable prospectus supplement or our SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

Ratio of Earnings to Fixed Charges

If we offer debt securities and/or preference equity securities under this prospectus, then we will, at that time, provide a ratio of earnings to fixed charges and/or ratio of combined fixed charges and preference dividends to earnings, respectively, in the applicable prospectus supplement for such offering.

Use of Proceeds

We intend to use the net proceeds for working capital and other general corporate purposes, including expanding sales and marketing, research and development. We also might use a portion of the net proceeds for the acquisition of technologies, business or products that are complementary to our business, although no such acquisitions are planned or being negotiated as of the date of this prospectus, and no portion of the net proceeds has been allocated for any specific acquisition.

The amounts we plan to spend on each area of our operations, including capital expenditures as well as the timing of any expenditures, are determined by internal planning and budgeting processes, and may change over time. Pending such uses, the net proceeds of this offering will be invested according to a cash management policy adopted by our board of directors, which includes short-term, investment-grade securities.

General Description of Securities That We May Sell

We may offer and sell, at any time and from time to time:

•	Our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other unsecured evidences of indebtedness;

•	Shares of our common stock, par value $0.01 per share;

•	Shares of our preferred stock, par value $0.01 per share;

•	Warrants to purchase any of the other securities that may be sold under this prospectus; or

•	Any combination of these securities.

The terms of any securities we offer will be determined at the time of sale. We may issue debt securities that are exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

Description of Debt Securities

We may issue debt securities in one or more distinct series. This section summarizes the terms of the debt securities that are common to all series. Most of the financial terms and other specific terms of any series of debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. Since the terms of specific debt securities may differ from the general information we have provided below, if any information contained in a prospectus supplement contradicts the information below, you should rely on information in the prospectus supplement.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture”. An indenture is a contract between us and a financial institution acting as trustee of holders of the debt securities on behalf of the holders of the debt securities. The trustee has two main roles. First, the trustee can enforce the rights of holders of the debt securities against us if we default. There are some limitations on the extent to which the trustee acts on behalf of holders of the debt securities, described later under “—Events of Default.” Second, the trustee performs certain administrative duties for us.

The debt securities will be either senior debt securities or subordinated debt securities. We will issue the senior debt securities under a senior indenture between us and a trustee. We will issue the subordinated debt securities under a subordinated indenture between us and the same or another trustee. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the indenture, and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as the trustee. Any debt securities issued by us may be guaranteed by one or more of our subsidiaries. Unless otherwise specified in a prospectus supplement the debt securities will be direct unsecured obligations of NetLogic.

Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indenture. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indenture. We have filed the form of the indenture as an exhibit to the registration statement that we have filed with the SEC. See “Where You Can Find More Information,” below, for information on how to obtain a copy of the indenture.

General

Each series of debt securities, unless specified otherwise in the prospectus supplement, will be unsecured obligations of NetLogic. Any senior unsecured debt securities that we issue will rank equally with all other unsecured and unsubordinated indebtedness of us. Any subordinated debt securities that we issue will be expressly subordinated in right of payment to the prior payment in full of our senior indebtedness. In addition, unless otherwise specified in the applicable prospectus supplement the debt securities will be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the debt securities, and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets and cash flows of those subsidiaries.

Any debt securities proposed to be sold under this prospectus and the attached prospectus supplement (“offered debt securities”) and any debt securities issuable upon conversion or exchange of other offered securities (“underlying debt securities”), as well as other unsecured debt securities, may be issued under the indenture in one or more series.

You should read the prospectus supplement for the terms of the offered debt securities, including the following:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities of NetLogic;

•	the total principal amount of the debt securities and any limit on the total principal amount of debt securities of the series;

•	the price or prices at which NetLogic will offer the debt securities;

•	if not the entire principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how this portion will be determined;

•	the date or dates, or how the date or dates will be determined or extended, when the principal of the debt securities will be payable;

•

the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how the rate or rates will be determined, the date or dates from which any interest will accrue or how the date or dates will be determined, the interest payment dates, any record dates for these payments and the basis upon which interest will be calculated, if other than that of a 360-day year of twelve 30-day months;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	if other than U.S. dollars, the currency or currencies of the debt securities;

•

whether the amount of payments of principal, premium or interest, if any, on the debt securities will he determined with reference to an index, formula or other method. which could be based on one or more currencies. commodities, equity indices or other indices, and how these amounts will be determined;

•	the place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities;

•	if the denominations in which time offered debt securities will be issued are other than denominations of $1,000 or any integral multiple of $1,000;

•	the applicability of defeasance provisions of the indenture and any provisions in modification of, in addition to, or in lieu of, any of these provisions;

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	any changes or additions to the events of default or covenants contained in the indenture;

•	whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions;

•	the terms of any guarantees by any of our subsidiaries;

•	subordination provisions, if any, that will apply, to the extent different from those set forth below;

•	the form of note or other instrument representing the debt if not issued in book entry form; and

•	any other terms of the debt securities.

Covenants

The supplemental indenture with respect to any particular series of debt securities may contain covenants including, without limitation, covenants restricting or limiting:

•	the incurrence of additional debt, including guarantees, by us and our subsidiaries;

•	the making of various payments by us and our subsidiaries;

•	our business activities and those of our subsidiaries;

•	the issuance of other securities by our subsidiaries;

•	asset dispositions;

•	sale-leaseback transactions;

•	transactions with affiliates;

•	a change of control;

•	the incurrence of liens; and

•	mergers and consolidations involving us and our subsidiaries.

For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities, subject to the maximum offering amount under this prospectus.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. The indenture also provides that there may be more than one trustee thereunder, with respect to one or more different series of indenture securities. See “—Resignation of Trustee,” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Methods of Calculating and Paying Interest on our Debt Securities

Each series of our debt securities will bear interest at a fixed or variable rate per annum shown on the front cover of the prospectus supplement under which that series is issued.

Provisions Relating Only to the Senior Debt Securities

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt and senior in right of payment to any of our subordinated debt, including the subordinated debt securities. The senior debt securities will be effectively subordinated to all of our secured debt and to all debt, including trade debt, of our subsidiaries, except as to subsidiaries that guaranty the debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating Only to the Subordinated Debt Securities

The subordinated debt securities will rank junior in right of payment to all of our senior indebtedness. Senior indebtedness will be defined to include all notes or other evidences of debt not expressed to be subordinate or junior in right of payment to any of our other debt. The debt will be structurally subordinated to all debt, including trade debt, of our subsidiaries, except as to subsidiaries that guaranty the debt.

If the offered securities are subordinated debt securities, the supplemental indenture may provide that no cash payment of principal, interest and any premium on the subordinated debt securities may be made:

•	if we fail to pay when due any amounts on any senior indebtedness;

•	if our property or we are involved in any voluntary or involuntary liquidation or bankruptcy; and

•	in other instances specified in the supplemental indenture.

Conversion or Exchange Rights

If any series of our debt securities are convertible or exchangeable, the applicable prospectus supplement will specify:

•	the type of securities into which it may be converted or exchanged;

•	the conversion price or exchange ratio, or its method of calculation; and

•	how the conversion price or exchange ratio may be adjusted if our debt securities are redeemed.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the following will be events of default with respect to any series of debt securities or guaranties:

•	default for 30 days in the payment when due of interest on the debt securities;

•	default in payment when due of the principal of or any premium on the debt securities;

•	default in the performance of or breach of various covenants after applicable notice and/or grace period; and

•	various events of bankruptcy or insolvency with respect to us.

The applicable prospectus supplement will describe any additional events of default.

If an event of default occurs with respect to debt securities of a series then outstanding and is continuing, then the trustee or the holders of not less than 25% in principal amount of the debt securities of that series then outstanding, by a notice in writing to NetLogic (and to the trustee if given by the holders), may, and the trustee at the request of such holders shall, declare the principal amount (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of, premium, if any, and accrued interest on all of the debt securities of that series to be due and payable immediately, and the same (or specified portion thereof) shall become immediately due and payable. A declaration of default under the indenture or under other payment obligations could give rise to cross-defaults and acceleration with respect to the debt securities or such other payment obligations.

At any time after a declaration of acceleration with respect to debt securities of any series (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained by the trustee as provided in the indenture, the holders of a majority in principal amount of the debt securities of that series (or of all series, as the case may be) then outstanding, by written notice to NetLogic and the trustee, may rescind such declaration and its consequences under the circumstances specified in the applicable debenture.

The indenture will provide that no such rescission shall affect all subsequent default or impair any right consequent thereon.

With respect to the debt securities of any series, the holders of not less than a majority in principal amount of the debt securities of such series then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, provided that:

•	such direction shall not be in conflict with any rule of law or with the indenture;

•	the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction; and

•	the trustee need not take any action which might involve it in personal liability or be unjustly prejudicial to the holders of debt securities of such series not consenting.

No holder of any debt security of any series or any related coupons shall have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

•	the holder has previously given written notice to the trustee of a continuing event of default with respect to the debt securities of that series;

•

the holders of not less than 25% in principal amount of the debt securities of that series then outstanding shall have made written request to the trustee to institute proceedings in respect of the event of default in its own name as trustee under the indenture;

•	such holder or holders have offered to the trustee indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•

no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority or more in principal amount of the debt securities of that series then outstanding.

However, no holder of a debt security has the right under the indenture to affect, disturb or prejudice the rights of any other holders of debt securities of the same series, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under the indenture, except in the manner provided in the indenture and for the equal and ratable benefit of all holders of debt securities of the same series.

Every year we will be required to deliver to the trustee a certificate as to our performance of our obligations under the indenture and as to any defaults.

Mergers, Consolidations and Certain Sale of Assets

We may not

•	consolidate with or merge into any other person or entity or permit any other person or entity to consolidate with or merge into us in a transaction in which we are not the surviving entity, or

•	transfer, lease or dispose of all or substantially all of our assets to any other person or entity unless:

•

the resulting, surviving or transferee entity shall be a corporation organized and existing under the laws of the United States or any state thereof and such resulting, surviving or transferee entity shall expressly assume, by supplemental indenture, executed and delivered in form satisfactory to the trustee, all of our obligations under the debt securities and the indenture;

•

immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the resulting, surviving or transferee entity as a result of such transaction as having been incurred by such entity at the time of such transaction), no default or event of default would occur or be continuing; and

•

we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Modification and Waiver

The indenture will provide that NetLogic and the trustee may amend or supplement the indenture or the debt securities without notice to or the consent of any holder for clarification, corrections, and legal compliance purposes, including as follows:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to make any change that does not adversely affect the interests thereunder of any holder;

•

to qualify the indenture under the Trust Indenture Act of 1939 as amended or to comply with the requirements of the Securities and Exchange Commission in order to maintain the qualification of the indenture under the Trust Indenture Act.

•	to evidence the succession of another person to NetLogic and that person’s assumption of NetLogic’s covenants;

•	to add to NetLogic’s covenants;

•	to add any additional events of default;

•	to secure the debt securities;

•	to establish the form or terms of debt securities;

•	to evidence the appointment of a successor trustee under the indenture;

•	to close the indenture with respect to authentication and delivery of additional series of debt securities; or

•	to supplement the indenture in order to permit the defeasance and discharge of any series of debt securities.

The indenture will provide that NetLogic and the trustee may make modifications and amendments to the indenture, and waive past defaults, with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the outstanding debt securities in a series; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

•	change the stated maturity of the principal of, or any installment of interest on, any debt security;

•	reduce the principal amount of, or premium, if any, or interest on, any debt security;

•	reduce the amount of a debt security’s principal that would be due and payable upon a declaration of acceleration, following a default;

•	change the place of payment of, the currency of payment of principal of, or premium, if any, or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity (or, in the case of a redemption, on or after the redemption date) of any debt security;

•	adversely affect any right to convert or exchange any debt security that is convertible or exchangeable; or

•	reduce the stated percentage of outstanding debt securities the consent of whose holders is necessary to modify, or amend the indenture or waive a past default.

Governing Law

Any issued debt securities and the indenture will be governed by the laws of the state of New York.

Concerning the Trustee

The indenture will provide that, except during the continuance of an event of default or default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in such indenture. If an event of default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

The indenture will provide that we will be deemed to have paid and will be discharged from any and all obligations in respect of any issued series of debt securities and the provisions of the indenture or will be released from our obligations to comply with covenants relating to those debt securities as described above or in the applicable prospectus supplement, (which may include obligations concerning subordination of our subordinated debt securities) if, among other things:

•

We have irrevocably deposited with the trustee, in trust, money and/or U.S. Government Obligations (as defined in the indenture) that through the payment of interest and principal in respect of those monies and/or U.S. Government Obligations in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and interest, if any, on the series of debt securities on the stated maturity of such payments and any applicable sinking fund or analogous payments in accordance with the terms of the indenture and the debt securities;

•	Such defeasance shall not result in a breach, or constitute a default, under the indenture or any other material agreement of NetLogic;

•

We have delivered to the trustee either (i) an opinion of counsel to the effect that holders will not recognize additional income, gain or loss for U.S. federal income tax purposes as a result of NetLogic’s exercise of the defeasance or covenant defeasance, or (ii) a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel; and

•	We have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all the conditions precedent to full defeasance have been complied with.

In the event we exercise our option to omit compliance with certain covenants and provisions of the indenture with respect to a series of debt securities and the debt securities are declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting front such event of default, however, we will remain liable for such payments.

We cannot defease our obligations to register the transfer or exchange of our debt securities; to replace our debt securities that have been stolen, lost or mutilated; to maintain paying agencies; or to hold fund for payment in trust. We may not defease our obligations if there is a continuing event of default on securities issued under the applicable indenture, or if depositing amounts into trust would cause the trustee to have conflicting interests with respect to other of our securities.

Resignation of Trustee

Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under one of the indentures, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Global Securities

We may issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. All debt securities represented by the same global security have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below.

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities.

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•

DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Generally, a global security will be terminated and interests in it will be exchanged for certificates in non-global form, referred to as certificated securities only in the following instances:

•	if the depositary notifies us and the trustee that it is unwilling or unable to continue as depositary for that global security;

•	if the depositary ceases to be a clearing agency and we do not appoint another institution to act as depositary within 90 days;

•	if we determine that we wish to terminate that global security; or

•

if an event of default has occurred with regard to the debt securities represented by that global security and has not been cured or waived, and the owner of beneficial interests in the global security requests that certificated securities be delivered; we discuss defaults above under “Events of Default”.

The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will he registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agent

Unless specified otherwise in a prospectus supplement, in the event certificated registered debt securities are issued, the holders of certificated registered debt securities will be able to receive payments of principal and of interest on their debt securities at the office of the paying agent. All payments of interest may be received at the offices of such paying agent upon presentation of certificated debt securities and all payments of principal may be received at such offices upon surrender of the debt securities. We also have the option of mailing checks or making wire transfers to the registered holders of the debt securities. Unless specified otherwise in a prospectus supplement, we will maintain a paying agent for the debt securities in the The City of New York at all times that payments are to he made in respect of the debt securities and, if and so long as the debt securities remain outstanding.

Description of Capital Stock

General

The following description of our capital stock and provisions of our certificate of incorporation and bylaws is a summary only and not a complete description. The descriptions of our securities reflect changes to our capital structure that will occur prior to this offering, including the automatic conversion of all preferred stock into common stock.

Upon completion of this offering, we expect our authorized capital stock will consist of 200,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

As of September 30, 2009, 22,438,117 shares of our common stock were outstanding and held of record by approximately 200 stockholders. Each holder of our common stock is entitled to:

•	one vote per share on all matters submitted to a vote of the stockholders;

•	dividends as may be declared by our board of directors out of funds legally available for that purpose, subject to the rights of any preferred stock that may be outstanding; and

•

his, her or its pro rata share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock in the event of liquidation.

Holders of our common stock have no cumulative voting rights, and, as a result, minority stockholders will not be able to elect directors on the basis of their votes alone. Our common stock has no conversion rights, redemption rights or preemptive rights to purchase or subscribe for any shares of our common stock or other securities. There are no sinking fund provisions applicable to our common stock. All of the outstanding shares of common stock are, and all shares of our common stock to be outstanding upon the completion of this offering will be, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

We designated 200,000 shares of our preferred stock as Series AA preferred stock for issuance pursuant to the exercise of rights under our rights plan, of which no shares of preferred stock are outstanding. For more information on the rights plan, see the discussion below. We have no current intention to issue any other shares of preferred stock.

Our board of directors has the authority, subject to any limitations prescribed by Delaware law, to issue shares of our preferred stock in one or more series and to fix and determine the relative rights and preferences of the shares constituting any series to be established, without any further vote or action by the stockholders. Any shares of our preferred stock so issued may have priority over our common stock with respect to dividend, liquidation and other rights.

Our board of directors may authorize the issuance of our preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Although the issuance of our preferred stock could provide us with flexibility in connection with possible acquisitions and other corporate purposes, under some circumstances, it could have the effect of delaying, deferring or preventing a change of control.

The prospectus supplement will specify as to each issuance of preferred stock:

•	the maximum number of shares;

•	the designation of the shares;

•	annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates and whether dividends will be cumulative;

•

the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•

the terms and conditions, if any, for conversion or exchange of shares into or for any other class or classes of our capital stock or any series of any other class or classes, or into or for any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will represent an aggregate number of shares equal to that of the preferred stock represented by the global certificate.

Each global certificate will:

•	be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement;

•	be deposited with such depositary or nominee or a custodian for the depositary; and

•	bear a legend regarding any restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designations.

Antitakeover Effects of Provisions of our Certificate of Incorporation and Bylaws and of Delaware Law

Certain provisions of our charter documents and Delaware law could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of our common stock.

Certificate of Incorporation and Bylaws. Our bylaws provide that stockholders can take action only at a duly called annual or special meeting of the stockholders and not by written consent. At the same time, our bylaws will provide that special meetings of stockholders may be called only by the board of directors, the chairman of the board, the chief executive officer, or by the president or the secretary only at the request of the chairman, the chief executive officer or by a resolution adopted by the majority of the board. These provisions could delay consideration of a stockholder proposal until the next annual meeting.

Our bylaws provide for an advance notice procedure for stockholder proposals to be considered at annual meetings of stockholders, such as the nomination, other than by or at the direction of our board of directors, of candidates for election as directors. In addition, under our bylaws newly created directorships resulting from any increase in the number of directors or any vacancies in the board resulting from death, resignation, retirement, disqualification, removal from office or other cause during a director’s term in office can be filled solely by the vote of the remaining directors in office, and the board will be authorized to amend the bylaws without stockholder consent. These provisions may preclude a third party from removing incumbent directors and can control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

Delaware Takeover Statute. Section 203 of the Delaware General Corporation Law, or DGCL, generally prohibits a publicly-held Delaware corporation from engaging in an acquisition, asset sale or other transaction resulting in a financial benefit to any person who, together with affiliates and associates, owns, or within three years did own, 15.0% or more of a corporation’s voting stock. The prohibition continues for a period of three years after the date of the transaction in which the person becomes an owner of 15.0% or more of the corporation’s voting stock, unless the business combination is approved in a prescribed manner. The statute could prohibit, delay, defer or prevent a change in control with respect to our company.

Antitakeover Effects of Our Rights Plan

Our board of directors has adopted a rights plan under which one right to purchase a unit equal to one one-thousandth of a share of Series AA preferred stock, par value $0.01 per share, at $80.00 per unit has been issued as a dividend for each outstanding share of common stock outstanding on July 6, 2004, and additional rights are issued with respect to each additional share of common stock issued after that date. The rights under this plan would become exercisable ten days after a person or group acquires 15.0% or more of our outstanding common stock or commences or announces a tender or exchange offer which would result in such ownership.

Affiliates of Norman Godinho, one of our directors, are holders of grandfathered stock and are subject to higher ownership thresholds prior to triggering a distribution date through their ownership of shares of our common stock. Their share ownership must reach 20.0% rather than 15.0% as set forth above, and beneficial owners of their grandfathered stock must beneficially own 1.0% more than such grandfathered stockholder, rather than 15.0% as set forth above, before a distribution date would be deemed to occur. The applicable threshold will be reduced by 1.0% for each 1.0% of our common stock sold by such grandfathered stockholder, until such grandfather stockholder’s ownership percentage is reduced to 15.0%.

If, after the rights under our rights plan become exercisable, we were to be acquired through a merger or other business combination transaction or 50.0% or more of our assets or earning power were sold, each right would permit the holder to purchase, for the exercise price, common stock of the acquiring company having a market value of twice the exercise price. In addition, if any person acquires

15.0% or more of our outstanding common stock, each such right not owned by the acquiring person would permit the purchase, for the exercise price, of our common stock having a market value of twice the exercise price.

The rights under our rights plan will expire ten years after the plan goes into effect, unless earlier redeemed by us in accordance with the terms of the rights plan. The purchase price payable and the shares of Series AA preferred stock issuable upon exercise of the rights would be subject to adjustment from time to time as specified in the rights agreement. In addition, our board of directors would retain the authority to redeem, at $0.01 per right, and replace the rights with new rights at any time, provided that no such redemption could occur after a person or group acquires 15.0% or more of the outstanding shares of our common stock.

Shares of Series AA preferred stock, when issued upon exercise of the rights, will be entitled to a cumulative preferential dividend equal to 1,000 times the dividend declared per share of our common stock. In the event of liquidation of our company, the holders of shares of Series AA preferred stock will be entitled to a preferential liquidation payment equal to 1,000 times the payment made per share of our common stock. Each share of rights plan preferred stock will entitle the holder to 1,000 votes, voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which our common stock is exchanged, each share of Series AA preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. The foregoing rights would be subject to antidilution adjustments.

Transfer Agent

The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association. We plan to retain the same transfer agent and registrar for any series of our preferred stock.

Description of Our Warrants

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and any related warrant agreements and warrant certificates. While the terms we have summarized below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement, which may differ from the terms we describe below.

General

We may issue, together with other securities or separately, warrants to purchase our preferred stock, common stock or other securities. We may issue the warrants directly to the purchasers of the warrants or under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. A warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement will describe the following terms, where applicable, of warrants that we may offer:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased, including provisions for adjustment of the exercise price of the warrant;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire; and

•	the maximum or minimum number of warrants which may be exercised at any time.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase for cash the amount of debt securities or number of shares of preferred stock or common stock at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights of Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrants.

Plan of Distribution

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers, including our affiliates, through agents, or through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale of any of these securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell these securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly, and not through underwriters or agents. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Issuance Of Common Stock Pursuant To Certain Warrant Exercises

We may also offer and sell our common stock upon the exercise of warrants issued by us, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) of the Securities Act, among other things, in connection with a settlement of litigation against us, although there is no such litigation pending currently. No underwriter would be used in connection with such offer and sale of common stock or the exercise of such warrants. We would issue the shares of our common stock directly to the holders of such warrants, upon the exercise of such warrants, from time to time. We will describe the terms of any such offers, sales and warrants in a prospectus supplement.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Legal Matters

The validity of the issuance of shares of common stock offered hereby will be passed upon for us by Bingham McCutchen LLP, East Palo Alto, California.

Experts

The consolidated financial statements of NetLogic Microsystems, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statements of assets and statements of revenues and expenses related to certain assets of the network search engine business of Integrated Device Technology, Inc., incorporated in this Prospectus by reference to NetLogic Microsystems, Inc.’s Current Report on Form 8-K dated July 20, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of RMI Corporation and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008 consolidated financial statements of RMI Corporation and subsidiaries contains an explanatory paragraph that states that the company’s recurring losses from operations and accumulated deficit raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Where You Can Find More Information

We file annual, quarterly and special reports and other information with the SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3, of which this prospectus is a part, under the Securities Act, with respect to the shares of common stock offered hereby. You may read and obtain copies at prescribed rates of any document that we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Our common stock is traded on the Global Select Market of the NASDAQ Stock Market. Material filed by us can be inspected at the offices of the Financial Industry Regulatory Authority, 1735 K Street, N.W., Washington, D.C. 20006.

Incorporation by Reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

(a) the section entitled “Description of Capital Stock” in the Prospectus contained in our Registration Statement on Form S-1 (File No. 333-114549) as originally filed with the Securities and Exchange Commission on April 16, 2004 and as subsequently amended;

(b) our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 4, 2009;

(c) our Quarterly Report on Form 10-Q for the three months ended March 31, 2009 filed with the SEC on May 5, 2009;

(d) our Quarterly Report on Form 10-Q for the three months ended June 30, 2009 filed with the SEC on August 5, 2009;

(e) our definitive proxy statement on Schedule 14A filed with the SEC on April 10, 2009;

(f) our definitive proxy statement on Schedule 14A filed with the SEC on September 30, 2009;

(g) our Current Report on Form 8-K filed with the SEC on May 6, 2009;

(h) our Current Report on Form 8-K filed with the SEC on June 4, 2009;

(i) our Current Report on Form 8-K filed with the SEC on June 25, 2009;

(j) our Current Report on Form 8-K filed with the SEC on July 20, 2009; and

(k) our Current Report on Form 8-K filed with the SEC on October 22, 2009.

In addition, all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of filing the registration statement that includes this prospectus and prior to the filing of a post-effective amendment to the registration statement containing this prospectus, which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the respective dates of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

NetLogic Microsystems, Inc.

1875 Charleston Road

Mountain View, CA 94043

(650) 961-6676

Attention: VP, General Counsel and Secretary

In addition, you may obtain a copy of these filings from the SEC as described above in the section entitled “Where You Can Find More Information.”